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                                                                    EXHIBIT 99.1


          IXC Communications, Inc. Announces the Successful Completion of Its Exchange Offer for Its 9% Senior Subordinated Notes Due 2008

Business Editors/Technology Writers

     AUSTIN, Texas--(BUSINESS WIRE)--Aug. 21, 1998--IXC Communications, Inc. (NASDAQ::IIXC) announced today that it had completed its previously announced offer (the "Exchange Offer") to exchange its 9% Senior Subordinated Notes Due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to, and subject to the conditions set forth in, a Prospectus dated June 25, 1998 (the "Prospectus"), and related Letter of Transmittal, for its previously outstanding 9% Senior Subordinated Notes Due 2008 (the "Initial Notes"), which had not been registered under the Securities Act.

     The Exchange Offer expired at 5:00 p.m., New York City time on Aug. 10, 1998 (the "Expiration Date").

     Under the Exchange Offer, holders of the Initial Notes received $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Initial Notes tendered and not withdrawn. The Exchange Notes evidence the same debt as the Initial Notes (which they have replaced) and have been issued under, and are entitled to the benefits of, the Indenture dated as of April 21, 1998 between the Company and IBJ Schroder Bank & Trust Company, as Trustee, which governs both the Initial Notes and the Exchange Notes.

     Pursuant to the Exchange Offer, 100% of the $450 million aggregate principal amount of the Initial Notes originally outstanding had been tendered prior to the Expiration Date.

     IXC Communications, Inc. is one of the largest and fastest growing suppliers of network-based delivery solutions designed to address the speed and capacity requirements of the global telecommunications market. Having recently completed the first new coast-to-coast fiber optic network in a decade, IXC is at the forefront of the industry's new class of emerging carriers.

     IXC's offerings include private line, broadband, Internet and long distance switched and dedicated services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is located at www.ixc-comm.com.

CONTACT:  IXC Communications, Inc.
          Melissa Jackson (Media), 512/231-5247
          mjackson@ixc-comm.com
               or
          Greta Wiechman (Investor), 888/267-9478
          gwiechman@ixc-comm.com